Exhibit 10.1

PARATEK PHARMACEUTICALS paratekpharma.com	75 Park Plaza Boston, MA 02116 617.807.6600 617.275.0039 fax

March 15, 2019

By Hand Delivery

Douglas Pagán

(Hand Delivery)

Dear Doug:

As we have discussed, your employment with Paratek Pharmaceuticals, Inc. (the “Company”) will terminate, effective as of April 5, 2019 (the “Separation Date”).  The purpose of this letter (this “Agreement”) is to confirm the terms concerning your separation from employment, and your entry into a consulting arrangement, with the Company.  Reference is made to the amended and restated employment agreement between you and the Company, dated as of August 4, 2017 (the “Employment Agreement”).  Capitalized terms that are used herein but not defined will have the meanings ascribed to such terms in the Employment Agreement.

1.Final Salary and Vacation Pay. You acknowledge that you will receive, pursuant to the terms of the Employment Agreement, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for the vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.  You will receive the payments described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2.Acknowledgement of Full Payment and Withholding.

(a)You acknowledge and agree that the payments provided under Section 1 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.  You further acknowledge and agree that you will not be entitled to receive the Severance Payments, Pro-Rata Bonus or COBRA Premiums in connection with your separation from employment with the Company.

(b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

3.Equity.

(a)You acknowledge and agree that, as of the Separation Date, all unvested option awards, restricted share unit awards, and performance restricted share unit awards approved and/or granted to you by the Company under the terms of the award agreements and equity plans governing the Equity Awards (the “Equity Documents”), will automatically terminate for no consideration on the Separation Date.

(b)You further acknowledge and agree that, as of the Separation Date, (i) 160,000 options to purchase shares of the Company’s common stock that were granted to you on February 4, 2015 under the Company’s 2015 Inducement Plan with an exercise price of $24.07 per share, (ii) 48,000 options to purchase shares of the Company’s common stock that were granted to you on February 4, 2016 under the Company’s 2015 Equity Incentive Plan with an exercise price of $14.05 per share and (iii) 31,250 options to purchase shares of the Company’s common stock that were granted to you on February 2, 2017 under the Company’s 2015 Equity Incentive Plan with an exercise price of $15.10 per share will be vested and exercisable (the “Vested Options”). You further acknowledge and agree that, pursuant to the terms of the Equity Documents, you may exercise the Vested Options until the date that is three (3) months following the Separation Date, subject to your continued compliance with the Continuing Obligations through such date.  If you do not exercise the Vested Options by the end of the applicable three (3)-month window, the Vested Options will automatically terminate for no consideration.

4.Consulting Services.

(a)In consideration of your receipt of the Consulting Equity Award (as defined below), and subject to your meeting in full your obligations under this Agreement and the Continuing Obligations and your obligation to sign, return, and not revoke the Post-Service Release (as defined below), for a period beginning on the Separation Date and ending on December 23, 2019 or such earlier termination date provided for under Section 4(d) (the “Consulting Period”), you will serve as a consultant to the Company.  In this capacity, you will respond to questions as may be presented to you by the Company from time to time to assist in transitioning your responsibilities, in a manner that does not materially interfere with your responsibilities to your new employer (the “Consulting Services”).

(b)As compensation for the Consulting Services, you will be granted an award of 30,000 restricted stock units with respect to the Company’s common stock promptly following the start of the Consulting Period (the “Consulting Equity Award”), subject in all respects to the terms of the equity plan under which the award is granted and the award agreement evidencing the grant.  The Consulting Equity Award will vest in full on the last day of the Consulting Period, subject to your continued provision of the Consulting Services through such date.  Notwithstanding the foregoing, in the event that prior to the end of the Consulting Period, the Company terminates the Consulting Services without Cause (as defined in the Employment Agreement), the Consulting Equity Award will vest in full on the date the Consulting Services are terminated.  The vesting of the Consulting Equity Award, whether by reason of your providing the Consulting Services through the end of the Consulting Period or because of an earlier qualifying termination of the Consulting Services will be subject to your having timely signed and returned to the Company, and not having revoked an effective release of claims in the form attached hereto as Exhibit A, by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the thirtieth (30th) calendar day following the date the release is delivered to you (the “Post-Service Release”).

(c)The Company will reimburse you for any pre-approved expenses actually incurred by you in connection with the provision of the Consulting Services.  Requests for reimbursement will be in a form reasonably acceptable to the Company and will include supporting documentation.  No later than the last day of each calendar month, you will invoice the Company for any Consulting Services provided and any expenses incurred during the preceding month.  Invoices should reference this Agreement and should be submitted to: AP@paratekpharm.com or to such other address as the Company may indicate in writing.  Invoices will contain such detail as the Company may reasonably require and will be payable in U.S. Dollars.  Undisputed payments will be made by the Company within thirty (30) days after the Company’s receipt of your invoice, request for reimbursement, and all supporting documentation.

(d)Either the Company or you may terminate the Consulting Period at any time upon notice to the other.  Nothing expressed or implied in this Section 4 is intended to create, nor shall be interpreted to create, any relationship between you and the Company, other than that of independent contractors.  During the Consulting Period, you shall have no authority to act in the name of the Company or any of its Affiliates (as defined below) or to enter into any contract or agreement on behalf of the Company or any of its Affiliates.  As an independent contractor, you shall be solely responsible for unemployment insurance, worker’s compensation insurance and, to the extent not otherwise withheld by the Company, for the withholding and payment of any and all federal, state and local income taxes and social security and Medicare taxes and other legally-required payments on any compensation received from the Company under this Section 4.  Further, except as otherwise provided pursuant to the federal law known as “COBRA”, you agree that neither you, nor anyone claiming through you, will be eligible to participate in, or receive benefits under, any of the employee benefit plans maintained by the Company from time to time.  You agree to indemnify and hold harmless the Company and its Affiliates and their respective shareholders, directors, officers, employees, employee benefit plans, agents, successors and assigns, from any and all losses, costs and expenses, including without limitation attorneys’ fees, incurred by any of the foregoing as a result of any violation of your obligations under or breach of this Section 4(d).

5.Status of Employee Benefits, Paid Time Off, and Expenses.

(a)Except as otherwise provided pursuant to your COBRA continuation rights, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.  You acknowledge that you will not continue to earn paid time off or other similar benefits after the Separation Date.  You will receive information about your COBRA continuation rights under separate cover.

(b)Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same.  The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.Continuing Obligations, Confidentiality and Non-Disparagement.

(a)You acknowledge that you continue to be bound by your obligations under the Employment Agreement and under the agreement between you and the Company captioned “Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement”, which you signed on December 1, 2014 and re-affirmed in the Employment Agreement (the “Restrictive Covenant Agreement”, attached hereto as Exhibit B), that in each case survive the termination of your employment by necessary implication or the terms thereof (collectively, the “Continuing Obligations”).

7.Return of Company Documents and Other Property.  In signing this Agreement, you represent and warrant that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control.  Further, you represent and warrant that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates.  Recognizing that your employment with the Company will terminate as of the Separation Date, you represent and warrant that you will not following the Separation Date for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so.  Further, you acknowledge that you will disclose to the Company, on or before the Separation Date, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.  For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

8.Employee Cooperation.  You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen, or which may arise following the signing of this Agreement.  The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

9.General Release of Claims.

(a)In exchange for the Consulting Equity Award and other benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or your other association with the Company or any of its Affiliates or the termination of the same or the Employment Agreement or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims.  Excluded from the scope of this release of claims are any claims that may not be released pursuant to applicable law.

(b)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, investigation, proceeding, complaint or lawsuit filed by you or by anyone else on your behalf.  Nothing in this Agreement, the Employment Agreement, or the Proprietary Information Agreements limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(c)This Agreement, including the general release of claims set forth in Section 9(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement.  In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d)You agree to sign and not revoke the Post-Service Release by the time period specified therein (and in no event before the Separation Date). You further agree that a signed and unrevoked Post-Service Release is an express condition to your receipt and retention of the Consulting Equity Award.

10.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and your rights and obligations with respect to the Equity Documents, all of which shall remain in full force and effect in accordance with their terms.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee.  The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and under the Continuing Obligations.

(d)To ensure the rapid and economical resolution of disputes that may arise in connection with your former employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §l-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Boston, Massachusetts by JAMS, Inc. (“JAMS”) or its successors before an arbitrator who is a retired judge.  Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-employment-arbitration/ and which will be provided to you upon request.  In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

(e)This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction.  You agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement, except as otherwise provided in Section 10(d).

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it.  You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period.  If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

Formalities aside, I want to take this opportunity to thank you personally for all of your efforts on behalf of the Company.  We look forward to continuing to work with you under the proposed consulting arrangement.

Sincerely,

Paratek Pharmaceuticals, Inc.

By:

/s/ Michael F. Bigham

Michael F. Bigham

Chairman and Chief Executive Officer

Accepted and agreed:

Signature:

/s/ Douglas W. Pagán

Douglas W. Pagán

Date:         March 15, 2019

Exhibit A

Post-Service General Release and Waiver of Claims

For and in consideration of the benefits to be provided to me under the letter between me and Paratek Pharmaceuticals, Inc. (the “Company”), dated as of March 15, 2019 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, I agree that this Release of Claims shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement (as defined in the Agreement), or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts and any other state or states in which I have provided services to the Company (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and I hereby release and forever discharge the Company, its Affiliates (as defined in the Agreement) and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (i) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of the Agreement following such date; and (ii) any claims that may not be waived pursuant to applicable law.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company hereby advises me to consult an attorney before signing it.  I acknowledge that I must sign this Release of Claims within three (3) days following the last day of the Consulting Period (as such term is defined in the Agreement).  I further acknowledge that I may not sign this Release of Claims prior to such date.  In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person to whom reference is made in Section 6(b) of the Agreement; and

that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.  I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the General Counsel of the Company prior to the end of the seven (7)-day revocation period.  I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

Accepted and agreed:

Signature:	/s/ Douglas Pagán

Date:        March 15, 2019

Exhibit B

Restrictive Covenant Agreement

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by Paratek Pharmaceuticals, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1.Nondisclosure.

1.1Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an authorized officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, assay components, biological materials, cell lines, and clinical data, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”);

(b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

1.3Third Party Information.  I understand, in addition, that the Company has received and in the future will receive confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”).  During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an authorized officer of the Company in writing.

1.4Term of Nondisclosure Restrictions.  I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignment of Inventions.

2.1Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks and other intellectual property rights throughout the world.

2.2Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit 1 (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, make derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3Assignment of Inventions.  Subject to Subsection 2.4, I hereby assign, grant and convey to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company or its designees are hereinafter referred to as “Company Inventions.”

2.4Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the

Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6Ownership of Work Product.  I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

2.7Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee, including the United States or any third party designated by the Company.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned under this Agreement to the Company.

3.Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.Duty of Loyalty During Employment.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers.  I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

5.2hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months of any such prohibited activity or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

5.3solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom I had direct or indirect contact during my employment with the Company or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or

5.4solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined in Section 6 below) for a Customer or Potential Customer. The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

6.Non-Compete Provision.  I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the world where the Company conducts business, including but not limited to locations where the Company performs research or development activities related to the Company’s products, services or processes (such locations the “Restricted Territory”), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that has antibiotics as its principal business, unless otherwise expressly excluded from this definition in advance by the Company’s Board of Directors.

7.Reasonableness of Restrictions.

7.1I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career and that I have the ability to secure other non-competitive employment using my marketable skills.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation, the Company’s Proprietary Rights, Proprietary Information and the goodwill of its customers.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the Company and I agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

8.No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.Return of Company Property.  Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Proprietary Information, I agree to provide the Company with a computer-useable copy of all such Proprietary Information and then permanently delete and expunge such Proprietary Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

10.Legal and Equitable Remedies.

10.1  I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2  I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3  In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11.Notices.  Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on the Company payroll, or at such other address as the Company or I may designate by written notice to the other.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.Publication of This Agreement to Subsequent Employers or Business Associates of Employee.

12.1  If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2  I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.General Provisions.

13.1  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Pennsylvania between Pennsylvania residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2  Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.3  Successors and Assigns.  This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4  Survival.  The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any change in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service.

13.5  Employment At-Will.  I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6  Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7  Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.8  Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsection 2.6) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service will not affect the validity or scope of this Agreement.

PARATEK PHARMACEUTICALS paratekpharma.com	75 Park Plaza Boston, MA 02116 617.807.6600 617.275.0039 fax

This Agreement shall be effective as of the first day of my employment with the Company.

Douglas W. PAGáN	Paratek Pharmaceuticals, Inc.
I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.	Accepted and agreed:

/s/ Douglas W. Pagán	/s/ Michael F. Bigham
(Signature)	(Signature)

Date: March 15, 2019	By: Michael F. Bigham

Title: Chairman and Chief Executive Officer

Date: March 15, 2019

Address: 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116

Exhibit 1

Prior Inventions

TO:	Paratek Pharmaceuticals, Inc.
FROM:	Douglas W. Pagán
DATE:	March 15, 2019

SUBJECT:  Prior Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Paratek Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	☒	No inventions or improvements.

	☐	See below:

☐	Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.